Exhibit 99.1

Tetraphase Pharmaceuticals Reports First-Quarter 2015 Financial Results

Patient Enrollment Completed in IGNITE2, Phase 3 Clinical Trial of Eravacyline for cUTI

Company to Host Conference Call at 4:30 p.m. ET Today

WATERTOWN, Mass., May 6, 2015 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical stage biopharmaceutical company developing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today reported financial results for the quarter ended March 31, 2015, and provided an overview of recent key achievements.

“We’ve had a strong start to 2015, setting the stage for what we believe will be a very productive year for the company,” said Guy Macdonald, Tetraphase President and Chief Executive Officer. “Last month, we presented detailed results from IGNITE1, our pivotal phase 3 clinical trial, which met its primary endpoint of efficacy and safety of intravenous (IV) eravacycline in patients with complicated intra-abdominal infections (cIAI). We are also pleased to announce that we recently completed patient enrollment in the pivotal portion of IGNITE2, our second phase 3 clinical trial of eravacycline for the treatment of complicated urinary tract infections (cUTI). Following the requisite protocol-specified follow-up visits and database lock activities we expect top-line data from IGNITE2 to be available in the third quarter of 2015, and are targeting a submission of our New Drug Application (NDA) for both IV and oral formulations in cIAI and cUTI by year-end 2015.”

Mr. Macdonald continued: “We were also pleased to have raised an additional $173 million through a public offering which will allow us to prepare for commercial launch of eravacycline.”

First-Quarter 2015 Financial Results

For the first quarter of 2015, Tetraphase reported a net loss of $21.0 million, or $0.66 per share, compared to a net loss of $13.5 million, or $0.53 per share, for the same period in 2014.

Revenues during the first quarter of 2015 were $3.0 million compared to $2.5 million for the same period in 2014. Revenues for each period consisted of contract and grant revenue under the Company’s U.S. government awards for the development of Tetraphase compounds for the treatment of diseases caused by bacterial biothreat pathogens and for certain infections caused by life-threatening multidrug-resistant bacteria.

Research and development (R&D) expenses for the first quarter of 2015 were $18.9 million compared to $12.5 million for the same period in 2014. The increase in R&D expenses was primarily due to drug manufacturing and nonclinical activities in support of the planned NDA filing for eravacycline, as well as an increase in clinical costs associated with our ongoing phase 3 program for eravacycline and an increase in stock-based compensation.

General and administrative (G&A) expenses for the first quarter of 2015 were $4.9 million compared to $3.2 million for the same period in 2014. The increase in G&A expenses was primarily due to additional headcount and an increase in personnel-related costs to support an increased level of pre-commercialization activities for eravacycline.

As of March 31, 2015, Tetraphase had cash and cash equivalents of $260.3 million and 36.1 million shares outstanding. The company expects that its cash and cash equivalents, as well as expected revenue from its U.S. government awards, will be sufficient to fund operations into the first quarter of 2017.

First-Quarter and Recent Corporate Highlights

•	Completed patient enrollment in the pivotal portion of IGNITE2. The Company anticipates announcing top-line data from the pivotal portion of IGNITE2 in the third quarter of 2015.

•	Presented antibiotics pipeline data at the 25th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) (see April 27, 2015 press release), including:

o	Detailed results from IGNITE1, the Company’s pivotal phase 3 clinical trial evaluating the safety and efficacy of eravacycline for the treatment of cIAI. Eravacycline met the primary endpoint of statistical non-inferiority of clinical response at the test-of-cure visit compared to ertapenem.

o	Detailed results from the lead-in portion of IGNITE2, the Company’s pivotal phase 3 clinical trial evaluating the safety and efficacy of eravacycline for the treatment of cUTI. Both IV-to-oral dosing regimens of eravacycline (1.5 mg/kg IV followed by 200 mg or 250 mg) compared favorably to levofloxacin for the treatment of cUTI, supporting the advancement of the trial into its pivotal portion. Based on the results from the lead-in portion of the trial, the Company selected the 200 mg eravacycline oral dose for the pivotal portion of the phase 3 trial that is currently underway.

o	Reported promising preclinical data from early-stage antibiotic programs. For TP-271, IND-enabling data were presented demonstrating significant in vivo activity against methicillin-resistant staphylococcus aureus (MRSA) and Streptococcus pneumoniae in a preclinical lung infection model. For TP-6076, the lead candidate from the Company’s second-generation discovery program, promising preclinical data supporting its potential as a treatment for serious MDR gram-negative infections was reported.

•	Strengthened the Tetraphase leadership team with the appointment of Gerri Henwood to the Board of Directors and Maria Stahl as Senior Vice President and General Counsel.

•	Successfully completed a public offering of 4,945,000 shares of common stock with gross proceeds totaling $173.1 million.

Conference Call Information

Tetraphase will host a conference call today at 4:30 pm Eastern Time to discuss the first quarter 2015 financial results and corporate highlights. The call can be accessed by dialing (844) 831-4023 (U.S. and Canada) or (731) 256-5215 (international) and entering passcode 35814530. To access the live audio webcast, or the subsequent archived recording, visit the “Investors Relations — Events & Presentations” section of the Tetraphase website at www.tphase.com. The webcast will be recorded and available for replay on the Tetraphase website for 30 days following the call.

About Eravacycline

Tetraphase’s lead product candidate, eravacycline, is being developed as a broad-spectrum intravenous and oral antibiotic in the IGNITE program (Investigating Gram-negative Infections Treated with Eravacycline). This program includes two phase 3 clinical trials: IGNITE1 for the indication of complicated intra-abdominal infections (cIAI) and IGNITE2 for complicated urinary tract infections (cUTI). Eravacycline has been designated by the FDA as a Qualified Infectious Disease Product (QIDP) for both the cIAI and cUTI indications. This designation, which is assigned to qualifying new antibiotic product candidates, makes eravacycline eligible to benefit from certain development and commercialization incentives, including priority review, and eligibility for both fast-track status and an additional five years of U.S. market exclusivity.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening MDR bacterial infections, including those caused by many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the CDC. Tetraphase has created more than 3,000 novel tetracycline analogs using its proprietary technology platform. Tetraphase’s pipeline includes eravacycline, a broad-spectrum intravenous and oral antibiotic that is being evaluated in phase 3 clinical trials, and two preclinical antibiotic candidates, TP-271 and TP-6076. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether results obtained in preclinical studies and early or interim clinical trials will be indicative of results obtained in future clinical trials; whether eravacycline will advance through the clinical trial process on a timely basis; whether the results of the Company’s trials will warrant regulatory submission and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of our annual report on Form 10-K, filed with the Securities and Exchange Commission on March 6, 2015. In addition, the forward-looking statements included in this press release represent our views as of May 6, 2015. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues	$3,016	$2,457

Operating expenses
Research and development	18,873	12,504
General and administrative	4,903	3,171

Total operating expenses	23,776	15,675

Loss from operations	(20,760)	(13,218)

Other income (expense)
Interest income	6	5
Interest expense	(230)	(334)
Other income	(2)	24

Other expense, net	(226)	(305)

Net loss	$(20,986)	$(13,523)

Net loss per share—basic and diluted	$(0.66)	$(0.53)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	31,750	25,734

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$260,320	$121,042
Accounts receivable	5,479	3,458
Prepaid expenses and other current assets	3,144	2,097
Property and equipment, net	317	300
Other assets, noncurrent	305	307

Total assets	$269,565	$127,204

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$14,672	$13,598
Total term loan	—	4,782
Total deferred revenue	1,018	258
Stockholder’s equity	253,875	108,566

Total liabilities and stockholders’ equity	$269,565	$127,204

Investor Contacts:

Tetraphase Pharmaceuticals

Teri Dahlman

617-600-7040

tdahlman@tphase.com

Argot Partners

Susan Kim

212-600-1902

susan@argotpartners.com

Media Contact:

Sam Brown Inc.

Mariesa Kemble

608-850-4745

mariesakemble@sambrown.com